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                                                                    EXHIBIT 5.1

                  [Letterhead of Simpson Thacher & Bartlett]


                                                July 31, 1998



GRAHAM PACKAGING COMPANY
GPC CAPITAL CORP. I
GRAHAM PACKAGING HOLDINGS COMPANY
1110 East Princess Street
York, Pennsylvania  17403

Ladies and Gentlemen:

               We have acted as special counsel to Graham Packaging Company, a Delaware limited partnership (the "Operating Company"), GPC Capital Corp. I, a Delaware corporation ("Capco I" and, together with the Operating Company, the "Company Issuers"), Graham Packaging Holdings Company, a Pennsylvania limited partnership ("Holdings"), and GPC Capital Corp. II, a Delaware corporation (together with the Company Issuers and Holdings, the "Issuers"), in connection with the Registration Statement on Form S-4, (File No. 333-53603) (the "Registration Statement") filed by the Issuers with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to, among other things, the issuance by the Company Issuers of $150,000,000 aggregate principal amount of their 8 3/4% Senior Subordinated Notes Due 2008, Series B (the "Fixed Rate Senior Subordinated Exchange Notes") and $75,000,000 aggregate principal amount of their Floating Interest Rate Term Securities Due 2008, Series B (the "Floating Rate Senior Subordinated Exchange Notes" and, together with the Fixed Rate Senior Subordinated Exchange Notes, the "Senior Subordinated Exchange Notes").

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GRAHAM PACKAGING COMPANY, ET AL.         -2-                     July 31, 1998



               The Fixed Rate Senior Subordinated Exchange Notes and the Floating Rate Senior Subordinated Exchange Notes will be offered by the
Company Issuers in exchange (the "Senior Subordinated Exchanges") for $150,000,000 aggregate principal amount of their outstanding 8 3/4% Senior Subordinated Notes Due 2008, Series A (the "Fixed Rate Senior Subordinated Old Notes") and $75,000,000 aggregate principal amount of their outstanding
Floating Interest Rate Term Securities Due 2008, Series A (together with the Fixed Rate Senior Subordinated Old Notes, the "Senior Subordinated Old
Notes"), respectively. The Senior Subordinated Old Notes are unconditionally guaranteed (the "Old Guarantees") by Holdings on a senior subordinated basis, and Holdings will unconditionally guarantee (the "Holdings Guarantees") the performance and payment of the obligations of the Company Issuers under the Senior Subordinated Exchange Notes. Accordingly, as part of the Senior Subordinated Exchanges, Holdings will issue the Holdings Guarantees in exchange for the Old Guarantees. The Senior Subordinated Old Notes were, the Senior Subordinated Exchange Notes will be and the Holdings Guarantees will be, issued under an Indenture dated as of February 2, 1998 (the "Senior Subordinated Indenture") by and among the Company Issuers, Holdings, as guarantor, and United States Trust Company of New York, as trustee (the "Senior Subordinated Trustee").
               We have examined the Registration Statement and the Senior Subordinated Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate

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GRAHAM PACKAGING COMPANY, ET AL.         -3-                      July 31, 1998



records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company Issuers, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
               Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming that the Senior Subordinated Indenture constitutes a valid and legally binding obligation of the Senior Subordinated Trustee, when (i) the Senior Subordinated Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended,

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GRAHAM PACKAGING COMPANY, ET AL.         -4-                      July 31, 1998

and (ii) the Senior Subordinated Exchange Notes have been duly executed and issued by the Company Issuers and duly authenticated and delivered by the Senior Subordinated Trustee in accordance with the provisions of the Senior Subordinated Indenture upon the Senior Subordinated Exchanges and (iii) the Holdings Guarantees have been duly executed and issued by Holdings under the laws of the Commonwealth of Pennsylvania, the Senior Subordinated Exchange
Notes will constitute valid and legally binding obligations of the Company Issuers, and the Holdings Guarantees will constitute valid and legally binding obligations of Holdings.
               Our opinions set forth in the preceding sentence are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
               We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Senior Subordinated Registration Rights Agreement


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GRAHAM PACKAGING COMPANY, ET AL.         -5-                      July 31, 1998


(as defined in the Registration Statement) or any provision of the Senior Subordinated Indenture that requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.
               Insofar as the opinions expressed herein relate to, or are dependent on matters governed by, the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, filed as Exhibit 5.2 to the Registration Statement.
               We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware, the Limited Liability Company Act of the State of Delaware, including decisions of the Delaware courts interpreting the foregoing Delaware statutes, and, to the extent set forth herein and in reliance upon the aforesaid opinion of Morgan, Lewis & Bockius LLP, the laws of the Commonwealth of Pennsylvania.

               We hereby consent to the use of this opinion letter as Exhibit
5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                             Very truly yours,


                                             /s/ Simpson Thacher & Bartlett


                                             SIMPSON THACHER & BARTLETT